UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 5, 2019

GREENFIELD FARMS FOOD, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-157281	26-2909561
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5430 LBJ Freeway Suite 1200 Dallas TX. 75240

 (Address of principal executive offices) (Zip Code)

972-663-9483

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

Convertible Promissory Note with More Capital LLC

On July 5, 2019, we sold More Capital, LLC, a Minnesota limited liability company (“More”) a convertible promissory note in the principal amount of $215,000 (the “Note”), pursuant to a Securities Purchase Agreement we entered into with them dated July 5, 2019. The Note bears interest at the rate of 10% per three- month period and principal is due and payable on June 28, 2020. Interest payments of $21,500 are due on or before September 30, 2019, December 31, 2109, March 31, 2020 and June 28, 2020. We paid $15,000 to cover More’s transactional expenses which is included in the principal amount of the Note.

The Note provides for standard and customary events of default such as failing to timely make payments under the Note when due, the failure of the Company to timely comply with the Securities Exchange Act of 1934, as amended, reporting requirements and the failure to maintain a listing on the OTC Markets. Additionally, upon the occurrence of certain defaults, as described in the Note, we are required to pay More liquidated damages in addition to the amount owed under the Note.

The principal amount of the Note and all accrued interest thereon is convertible at the option of the holder thereof into our common stock at any time beginning October 1, 2019. The conversion price of the Note is equal to 58% of the lowest price quoted on the OTC Markets for the Company’s common stock during the 30 trading days prior to the conversion date. The conversion price of the Note is subject to proportional adjustment in the event of stock splits, stock dividends, rights offerings by us relating to our securities or the securities of any our subsidiaries, combinations, recapitalization, reclassifications, extraordinary distributions and similar events. Additionally, in the event our shares are not deliverable via DWAC following conversion an additional 10% discount is added to the conversion discount of the note and in the event, we fail to meet certain other requirements of the note, an additional 5% discount is added to the conversion discount of the conversion price.

In the event we fail to deliver the shares of common stock issuable upon conversion of the Note within three business days of our receipt of a conversion notice, we are required to pay More $2,000 per day for each day that we fail to deliver such shares.

At no time may the Note be converted into shares of our common stock if such conversion would result in More and its affiliates owning an aggregate of in excess of 4.99% of the then outstanding shares of our common stock. This ownership limitation can be increased or decreased by the holder upon 61 days’ notice to us.

We may prepay in full the unpaid principal and interest on the Note, with at least 20 trading days’ notice, (a) any time prior to the 180th day after the issuance date, by paying 130% of the principal amount of the Note together with accrued interest thereon; and (b) any time beginning on the 181st day after the issuance date and ending on the 364th day after the issuance date, by paying 150% of the principal amount of the Note together with accrued interest thereon. After the expiration of the 364th day after the issuance date, we have no right of prepayment.

The Note also contains customary positive and negative covenants.

In the event we receive any third party offer to provide us funding while the note is outstanding, we are required to offer More a right of first refusal to provide such funding on the terms offered by the third party. We also agreed that if we provide any financing source more favorable terms than More under the note while the note is outstanding that the More note would, at the option of More, be amended to include such more favorable terms.

            The foregoing descriptions of the Securities Purchase Agreement and the Note are summaries only and are qualified in their entireties by reference to the full text of the Securities Purchase Agreement and the Note, filed herewith as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures above in Item 1.01, are incorporated by reference in this Item 2.03 in their entirety.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures above in Item 1.01 are incorporated by reference in this Item 3.02 in their entirety.

The shares of the Company's common stock issuable upon conversion of the Note were not registered under the Securities Act of 1933, as amended (the "Securities Act") in reliance upon an exemption from registration provided by Section 4(a)(2) under the Securities Act in a transaction not involving a public offering or distribution.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1*	Securities Purchase Agreement dated July 5, 2019, by and between Greenfield Farms Food, Inc. and More Capital LLC.

10.2*	$215,000 Convertible Promissory Note dated July 5, 2019, by Greenfield Farms Food, Inc. in favor of More Capital LLC.

_______

*Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENFIELD FARMS FOOD, INC.

Date: July 16, 2019	By:	/s/ Clifford M Rhee
Clifford M Rhee
Chief Executive Officer

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